ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080682445-99
Filing Date and Time 10/16/2008 10:45 AM
Entity Number E0236582007-3

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
Pursuant to NRS 78.385 and 78.390 - (After issuance of Stock)

1. Name of the corporation:
Euro Trend Inc.

2. The articles have been amended as follows (provide article number if available):

RESOLVED: the Board of Directors hereby authorizes the Corporation to file an amendment to its Articles if Incorporation increasing the number of its authorized shares to 260,000,000 of which 250,000,000 shares shall be common stock per value $.001 per share and 10,000,000 shares shall be blank check preferred shares par value $.001 and

RESOLVED: that each of the officers of the Corporation be, and each of them hereby is authorized, empowered and directed on behalf of the corporation, to execute and deliver the documents covered by the preceding resolution with such changes, deletions, additions, and modifications thereto as he shall approve the execution and delivery of such documents to be conclusive evidence of such approval.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    54.3%

4. Effective date of filing (optional):

5. Officer signature (required): X /s/ Peter Brein

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.